As filed with the Securities and Exchange Commission on March 4, 2020

Registration No. 333

________________________________________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM  S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RYERSON HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware        26-1251524

(State or other jurisdiction of organization)      (I.R.S. Employer Identification Number)

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

(312) 292-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Ryerson Holding Corporation 2014 Omnibus Incentive Plan

(Full title of the plan)

Mark S. Silver
Executive Vice President, General Counsel and Chief Human Resources Officer

Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

(312) 292-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cristopher Greer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000
(212) 728-9214 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” (in Rule 12b-2 of the Exchange Act) (Check one):

Large accelerated filer ☐Accelerated filer☒
Non-accelerated filer ☐Smaller reporting company ☐
     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	1,900,000	$8.11	$15,409,000	$2,000.09

(1)

This registration statement registers 1,900,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of Ryerson Holding Corporation (the “Company”) issuable pursuant to the Ryerson Holding Corporation 2014 Omnibus Incentive Plan, as amended and restated (the “Plan”), which consists of (i) 1,800,000 shares of Common Stock that were reserved and available for delivery with respect to awards under the Plan pursuant to the amendment and restatement of the Plan approved by the Company’s stockholders at its 2019 Annual Meeting of Stockholders, held on April 24, 2019, and (ii) 100,000 shares of Common Stock that may become available again for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(2)

Pursuant to Section 416(a) under the Securities Act, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued, pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions or other adjustments effected without receipt of consideration.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act.  The computation is based on the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on February 28, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Ryerson Holding Corporation (the “Company”) to register an additional 1,900,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Ryerson Holding Corporation 2014 Omnibus Incentive Plan, as amended and restated (the “Plan”).  Such shares consist of 1,800,000 shares of Common Stock that became available for delivery under the Plan pursuant to the amendment and restatement of the Plan, and 100,000 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. The amendment and restatement of the Plan was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders on April 24, 2019.  As permitted by General Instruction E to Form S-8, the contents of the Company’s Form S-8 filed on March 17, 2015 and March 14, 2019 (file No. 333-202816 and 333-230267) relating to the Plan, including all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference into this Registration Statement except as expressly modified herein.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.Incorporation Of Certain Documents By Reference

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement (excluding any portions of such documents that have been furnished to, and deemed not to be filed with, the Commission):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 4, 2020;
(b)	The Company’s Current Reports on Form 8-K or portions thereof, filed with the Commission on March 4, 2020; and
(c)	The description of the Company’s Common Stock, $0.01 par value per share, contained in the Prospectus included in the Company’s Form S-1 Registration Statement.

In addition, all documents, reports and definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Company expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 8.EXHIBITS

Exhibit No.Description of Exhibit

4.1

Form of Investor Rights Agreement, by and among Ryerson Holding Corporation, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Equity Capital Partners-A II, L.P. and Platinum Rhombus Principals, LLC. (a)

4.2

Amended and Restated Stockholders’ Agreement, dated as of March 31, 2009, by and among Rhombus Holding Corporation, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-A II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Rhombus Principals, LLC, and the stockholders party thereto. (b)

4.3

Amendment to Amended and Restated Stockholders’ Agreement, dated as of April 1, 2009, by and among Rhombus Holding Corporation, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-A II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Rhombus Principals, LLC, Moelis Capital Partners Opportunity Fund I, LP and Moelis Capital Partners Opportunity Fund I-A, LP. (b)

5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued. (c)
23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).
23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm. (c)
24.1	Power of Attorney (included on the signature page).
99.1	Ryerson Holding Corporation 2014 Omnibus Incentive Plan, as amended and restated. (d)

(a)	Incorporated by reference to Ryerson Holding Corporation’s Form S-1/A-15 filed on May 6, 2013 (File No. 333-164484).
(b)	Incorporated by reference to Ryerson Holding Corporation’s Form S-1/A-4 filed on April 16, 2010 (File No. 333-164484).
(c)	Filed herewith.
(d)	Incorporated by reference to Appendix A of Ryerson Holding Corporations’ Definitive Proxy Statement on Form Def 14A, dated March 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 4th day of March, 2020.

RYERSON HOLDING CORPORATION

By: /s/ Molly Kannan

Name:Molly Kannan

Title:	Interim Principal Financial Officer, Chief Accounting Officer and Controller

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.  Each person whose signature appears below constitutes and appoints Mark S. Silver as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edward J. Lehner	President and Chief Executive Officer (Principal	March 4, 2020
Name: Edward J. Lehner	Executive Officer)

/s/ Molly Kannan	Interim Principal Financial Officer, Chief	March 4, 2020
Name: Molly Kannan	Accounting Officer and Controller
/s/ Kirk K. Calhoun	Director	March 4, 2020
Name: Kirk K. Calhoun

/s/ Court D. Carruthers	Director	March 4, 2020
Name: Court D. Carruthers

/s/ Eva M. Kalawski	Director	March 4, 2020
Name: Eva M. Kalawski

/s/ Jacob Kotzubei	Director	March 4, 2020
Name: Jacob Kotzubei

/s/ Stephen P. Larson	Director	March 4, 2020
Name: Stephen P. Larson

/s/ Philip E. Norment	Director	March 4, 2020
Name: Philip E. Norment

/s/ Mary Ann Sigler	Director	March 4, 2020
Name: Mary Ann Sigler